Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUSTON--(BUSINESS WIRE)--February 27, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net loss of $3.1 million (($.22 diluted loss per share) on revenue of $135.1 million for its fourth quarter ended December 31, 2013, compared to a net loss of $8.1 million (($.56) diluted loss per share) on revenue of $129.2 million for the fourth quarter ended December 31, 2012. Net income for the twelve months ended December 31, 2013 was $7.2 million ($.50 diluted earnings per share) on revenue of $608.3 million, compared to net loss of $4.1 million (($.29) diluted loss per share) on revenue of $521.3 million for the twelve months ended December 31, 2012.

The company had a revenue backlog of $358.7 million and a labor backlog of approximately 3.3 million man-hours at December 31, 2013, compared to a revenue backlog of $537.0 million and a labor backlog of 4.4 million man-hours reported as of December 31, 2012, including commitments received through February 27, 2014.

During the quarter ended September 30, 2013, we entered into discussions with a large deepwater customer concerning our customer’s request for a reduction in scope of the project, whereby remaining completion and integration work would be performed at the integration site by a different integration contractor. During the third quarter of 2013, we transferred the project deliverables to the integration contractor’s site and removed from backlog estimated revenue of $25.5 million and estimated labor hours of 271,000 hours representing our previous estimate of remaining work to complete the project. Throughout the fourth quarter of 2013 and into the first quarter of 2014, we continued negotiations with this large deepwater customer with respect to final amounts due to us and to our subcontractors for claims for work performed prior to transition of the scope of work to the customer-designated replacement contractor. In December 2013, we negotiated a final settlement for all subcontractor scope of work claims. We expect to execute a final change order to this contract with the customer in early March 2014 that will provide for a final payment of $11.0 million by our customer during the first half of 2014. Based primarily on the status of these ongoing negotiations, we recorded an additional loss provision of $18.2 million in the fourth quarter of 2013 related to this project. For the year ended December 31, 2013, we recognized estimated contract losses of $29.6 million primarily as a result of our inability to recover certain costs and the de-scoping of this contract.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	December 31,	December 31,
	2013	2012
Cash and cash equivalents	$36,569	$24,888
Total current assets	201,996	173,604
Property, plant and equipment, at cost,net	223,555	229,216
Total assets	426,234	403,495
Total current liabilities	112,275	92,274
Debt	-	-
Shareholders' equity	275,562	273,500
Total liabilities and shareholders' equity	426,234	403,495

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, February 28, 2014, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended December 31, 2013. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.262.8790. A digital rebroadcast of the call is available two hours after the call and ending March 7, 2014 by dialing 1.888.203.1112, replay passcode: 6355813.

Gulf Island Fabrication, Inc., based in Houston, TX, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$135,138	$129,237	$608,326	$521,340
Cost of revenue	136,913	138,591	584,665	517,500
Gross profit (loss)	(1,775)	(9,354)	23,661	3,840
General and administrative expenses	2,598	2,629	11,555	9,806
Operating income (loss)	(4,373)	(11,983)	12,106	(5,966)

Other income (expense):
Interest expense	(70)	(15)	(237)	(153)
Interest income	-	45	3	586
Other income (expense)	(279)	(11)	(337)	128
	(349)	19	(571)	561

Income (loss) before income taxes	(4,722)	(11,964)	11,535	(5,405)

Income taxes	(1,612)	(3,874)	4,303	(1,314)

Net income (loss)	$(3,110)	$(8,090)	$7,232	$(4,091)

Per share data:

Basic earnings (loss) per share - common shareholders	$(0.22)	$(0.56)	$0.50	$(0.29)

Diluted earnings (loss) per share - common shareholders	$(0.22)	$(0.56)	$0.50	$(0.29)

Weighted-average shares	14,477	14,421	14,463	14,400
Effect of dilutive securities: employee stock options	7	-	6	-
Adjusted weighted-average shares	14,484	14,421	14,469	14,400

Depreciation and amortization included in expense above	$6,362	$5,981	$25,108	$23,396

Cash dividend declared per common share	$0.10	$0.10	$0.40	$0.40

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer